EXHIBIT 4.8

LICENSE AGREEMENT

This License Agreement ("Agreement") is entered into this 22nd day of November 2006 ("Effective Date"), by and between NEW YORK MERCANTILE EXCHANGE, INC., a Delaware corporation located at One North End Avenue, World Financial Center, New York, New York 10282-1101 ("Licensor"), and MACROMARKETS LLC, a Delaware corporation, located at 73 Green Tree Drive #9, Dover, DE 19904. ("Licensee").

WHEREAS, Licensee desires to obtain from Licensor a non-exclusive license to use certain of its proprietary settlement prices and service marks pursuant to the terms hereof; and

WHEREAS, Licensor is willing to provide Licensee a limited, worldwide, nonexclusive, nontransferable license to use such settlement prices and service marks on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, and other good and valuable consideration, the parties agree as follows:

1.

DEFINITIONS

The following terms, when used in this Agreement shall have the respective meanings set forth below:

1.1

"Affiliate" shall mean, with respect to a legal entity, any other legal entity which, directly or indirectly, is in control of, or controlled by, or is under common control with, such entity. For the purposes of this definition, control of a legal entity shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such entity or (ii) to direct or cause the direction of the management and policies of such entity,

1.2

"Aggregate Net Asset Value" shall mean, as of any Price Determination Day, the sum of the Underlying Values (as defined in the Prospectus in effect on the Effective Date of this Agreement) of the Paired Holding Trusts for each and every issuance of MACRO Securities by any of the Permitted Sublicensees.

1.3

"CFTC" shall mean the United States Commodities Futures Trading Commission.

1.4

"Confidential Information" shall have the meaning set forth in Section 4.2.

1.5

"Effective Date" shall mean the date of this Agreement.

1.6

"Face Amount" shall mean, for each Payment Quarter, the average Aggregate Net Asset Value calculated quarterly as follows: (i) the total of the Aggregate Net Asset Value for each Price Determination Day in the Payment Quarter, (ii) divided by the number of Price Determination Days in such Payment Quarter.

1.7

"Force Majeure Event" shall mean anything beyond the reasonable control of Licensor or Licensee to prevent or to remedy, including but not limited to any flood, extraordinary weather conditions, earthquake or other act of God, fire, war, act of terrorism, insurrection, riot, labor dispute, accident, action of government, communications or power failures, or equipment or software malfunctions.

1.8

"License Fee" shall mean the compensation that Licensee shall pay Licensor pursuant to Paragraph 5.1 of this Agreement.

1.9

"Licensee" shall mean MacroMarkets LLC.

1.10

"Licensor" shall mean New York Mercantile Exchange, Inc.

1.11

"MACRO Securities" shall mean (i) the Claymore MACROshares Oil Up and Oil Down shares issued by, respectively, the Claymore MACROshares Oil Up Holding Trust and the Claymore MACROshares Oil Down Holding Trust, and (ii) any other securities issued by a trust controlled by any Permitted Sublicensee and for which any Permitted Sublicensee under this Agreement acts as the depositor, which securities are linked to any Market Data.

1.12

"Market Data" shall mean the settlement prices for Licensor's Light Sweet Crude Oil, New York Harbor Unleaded Gasoline, New York Harbor Heating Oil (also known as No. 2 Fuel Oil), and Natural Gas (for delivery at the Henry Hub) Futures Contracts for the front (or spot) month and the month immediately thereafter.

1.13

"Marks" shall mean the service marks and trade names "NEW YORK MERCANTILE EXCHANGE" and "NYMEX".

1.14

"Materials" shall have the meaning set forth in Section 2.2.

1.15

"NASD" shall mean the National Association of Securities Dealers.

1.16

"NYMEX" shall mean New York Mercantile Exchange, Inc.

1.17

"Payment Report" shall mean a document that contains data and information sufficient to show the calculation of the License Fee due and owing to Licensor for each Payment Quarter, that is substantially in the form of the document annexed as Exhibit A, and is provided on a quarterly basis to Licensor, on the Payment Reporting Date, pursuant to Article 5 of this Agreement.

1.18

"Payment Reporting Date" shall mean the date on which Licensee reports, to Licensor, the Face Amount of the MACRO Securities for the immediately preceding Payment Quarter, which date shall be the next day the Licensee is open for business after the close of the Payment Quarter to which the Payment Report and relevant Securities Report relate.

1.19

"Payment Quarter" shall mean each of the four quarters of the calendar year, (i.e., January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31).

1.20

"Payment Year" shall mean each calendar year during which this Agreement remains in effect.

1.21

"Permitted Sublicensee" shall have the meaning set forth in Section 13.

1.22

"Price Determination Day" shall mean each business day (i.e., each day on which NYMEX's open outcry exchange or any substitute electronic platform for trading NYMEX's commodity futures contracts is open for trading) and, for any day than is not a business day, the preceding business day.

1.23

"Prospectus" shall mean (i) the prospectus filed, as of the date of this Agreement, by the Licensee (or by Permitted Sublicensees) with the SEC for the Claymore MACROshares Oil Up Shares issued by the Claymore MACROshares Oil Up Holding Trust that will be used in connection with the offering and sale of such shares, and (ii) the prospectuses, offering memoranda and any other offering documents prepared by the Licensee (or by Permitted Subicensees) for use in connection with the offering and sale of any other MACRO Securities. This definition of "Prospectus" shall include the final version of each such prospectus, offering memorandum or other offering document.

1.24

"SEC" shall mean the Securities and Exchange Commission.

1.25

"Securities Report" shall mean a document that contains the following data and information for each Price Determination Day during a Payment Quarter: (a) the date of each Price Determination Day in such Payment Quarter; (b) the Aggregate Net Asset Value of the MACRO Securities issued by each separate trust created by the Licensee or a Permitted Sublicensee that remained outstanding on each Price Determination Day during such Payment Quarter; (c) the total of all of the Aggregate Net Asset Values of the MACRO Securities that were outstanding on each Price Determination Day during such Payment Quarter; (d) the total number of Price Determination Days in such Payment Quarter, and (e) the average Aggregate Net Asset Value ((c) divided by (d)).

1.26

"Termination Date" shall mean the day before the fifth anniversary of the Effective Date or any earlier date on which this Agreement is terminated in accordance with the terms hereof.

2.

LICENSES OF MARKET DATA AND MARKS, AND QUALITY CONTROL

2.1

Licensor hereby grants to Licensee (a) a limited, worldwide, nonexclusive, non-transferable (except as set forth in Article 13) license to use the Market Data solely for the issuance, sale, redemption and valuation of MACRO Securities and the making of distributions on MACRO Securities, or in connection with making such disclosure about any MACRO Securities as Licensee deems necessary or desirable under any applicable laws, rules or regulations, and (b) a limited, worldwide (to the extent Licensor has established service mark rights in the Marks in countries outside of the United States), non-exclusive, non-transferable (except as set forth in Article 13) license to use the Marks only in connection with the identification of the source of the Market Data used in connection with Licensee's issuance, sale, redemption and valuation of MACRO Securities and the making of distributions on the MACRO Securities, provided that Licensee (a) may disclose Market Data for the current trading day only on Licensee's website and only upon each viewer confirming in advance (each time the viewer seeks access to the Market Data) his or her agreement to the terms of the click-through agreement in the form and with the terms and conditions set forth in Exhibit B to this Agreement, and (b) may disclose segments (of commercially reasonable size) of historical Market Data (i.e., Market Data for days prior to the current trading day) in marketing and offering materials concerning MACRO Securities. It is expressly agreed and understood by Licensee that no rights to use the Market Data and Marks are granted hereunder to Licensee other than those specifically described and expressly granted herein. Notwithstanding anything to the contrary contained in this Agreement, other than the license expressly granted in this Paragraph 2.1 as limited by the terms and conditions stated in this Agreement, nothing herein grants to Licensee any rights or interests in any intellectual property of Licensor, including but not limited to any patent applications, including but not limited to Patent Application Number 10/307,661, patents, trade secrets, copyrights and/or trademarks or service marks.

2.2

Licensor shall have the right to review and control all uses of the Marks hereunder by Licensee and any Permitted Sublicensee, and Licensee shall furnish in advance to Licensor all materials, including, where applicable and without limitation, the related Prospectus, and offering, marketing, and promotional materials (collectively, the "Materials"), to be used in connection with any issuance of MACRO Securities in which any of the Marks are used, for Licensor's prior review and approval of the uses of the Marks therein, which approval shall not be unreasonably withheld. In the event the Materials are issued in a language other than English, Licensee shall provide Licensor with an English translation of the relevant portion of such Materials. Licensor shall notify Licensee, in accordance with Article 12 hereof, of its approval or disapproval of any Materials (which shall include the definition of the relevant settlement price contained therein) within seventy-two (72) hours (excluding Saturday, Sunday or New York Mercantile Exchange holidays) following receipt thereof from Licensee. If Licensor does not approve of any use, it shall advise Licensee of its reasons. In the event Licensor fails to approve or disapprove any Material submitted to it for review within such seventy-two (72) hour period, the Material shall be deemed approved.

Once Materials have been approved or deemed to have been approved by Licensor, Licensee need not submit for Licensor's review and approval subsequent Materials which do not alter the use or description of Licensor, the Marks or the Market Data. In this regard, Licensee agrees that the quality of the services, in connection with which the Marks may or will be used, as permitted herein, by Licensee or any Permitted Sublicensee, will be commensurate with Licensor's reputation for reliability and high quality in financial services, and Licensor shall have the right to require Licensee and any Permitted Sublicensee to adhere to that standard of quality. Neither Licensee nor any Permitted Sublicensee shall do anything which will impair the validity of the Marks, Licensor's rights in the Marks, or the good will symbolized by each of the Marks.

3.

OWNERSHIP OF MARKET DATA AND MARKS

3.1

Licensee acknowledges that the Market Data and Marks are and, under all circumstances, shall remain the sole and exclusive property of Licensor. All applicable rights owned by Licensor to patents, copyrights, trademarks and trade secrets and other intellectual property rights in or relating to the Market Data and Marks are, and under all circumstances shall remain, solely and exclusively with Licensor. All goodwill resulting from usage of the Marks by Licensee hereunder shall accrue to the benefit of Licensor. Notwithstanding the foregoing, performance results of any MACRO Securities or any Paired Holding Trusts which have issued MACRO Securities shall remain owned by and the property of Licensee and/or its Permitted Sublicensees and may be used without limitation by Licensee and/or its Permitted Sublicensees.

3.2

Licensee acknowledges that Licensor is the owner of all rights in and to (a) all Market Data relating to, and (b) all settlement prices created for, the commodity futures contracts traded on NYMEX, including, without limitation, all copyrights in the settlement prices created by NYMEX. Licensee agrees that Licensee will do nothing inconsistent with such ownership and will not challenge said ownership.

3.3

Licensee shall not assert against Licensor or any other licensee of Licensor that (a) any of them is barred hereunder from calculating any index based on, or linking any instrument to, the Market Data, or (b) any of them is barred from using, in any way, any index based on the Market Data or calculated with any Market Data or determining the value of any instrument based on or calculated with any of the Market Data.

4.

CONFIDENTIALITY

4.1

Licensor and Licensee shall not disclose to any third-party any of the financial terms or conditions of this Agreement without the prior written consent of the other, except as required under applicable law or by the SEC or any other regulatory agency having jurisdiction over either the Licensor or the Licensee or its Permitted Sublicensees.

4.2

Each party acknowledges that the business information of the other party, including the Market Data and any other information that may exist from time to time which is provided to such party (the "Receiver") by or on behalf of the other party (the "Discloser"), or to which Receiver is given access by or on behalf of Discloser, is, prior to such information being disclosed to the general public, confidential to Discloser (all such information being "Confidential Information"). Receiver shall maintain the confidentiality of Confidential Information in a manner using at least as great a degree of care as the manner used by Receiver to maintain the confidentiality of its own confidential information, and Receiver's other obligations under this Paragraph shall not limit the generality of the foregoing; provided, however, that Receiver shall be permitted to disclose such Confidential Information to any entity that is involved in the issuance of a series of the MACRO Securities, provided that such entity agrees in writing to maintain the confidentially of such information, any nationally-recognized statistical rating agency rating the MACRO Securities, or any applicable U.S. or foreign regulator (including, without limitation, the SEC, the CFTC and the NASD).

4.3

Except as set forth in this Agreement, or with the prior written consent of Discloser, Receiver shall not, at any time hereafter, directly or indirectly communicate or otherwise disclose or permit the disclosure of any Confidential Information to any other person or entity. Receiver may disclose Confidential Information only to such of its employees, Affiliates, agents and service providers who have a need to know such information in order to help Receiver in issuing MACRO Securities or exercising its rights in accordance with the terms of this Agreement. Receiver shall be accountable and responsible for any acts of such employees, Affiliates, agents and service providers that in any way constitute a breach of its obligations under this Paragraph. Receiver shall ensure that such Affiliates, agents and service providers agree in writing to be bound by confidentiality obligations set forth in this Paragraph as if such Affiliates, agents, and service providers were each the Receiver.

4.4

This Article 4 imposes no obligation of confidentiality upon Receiver in respect of information that: (i) was in Receiver's possession before receipt from Discloser or others acting on behalf of Discloser or (ii) is or becomes a matter of public knowledge through no fault of Receiver (the disclosure of Licensor's settlement prices on its website or through vendors of market data shall not be regarded as making those prices a matter of public knowledge); or (iii) is rightfully received by Receiver from a third party without a duty of confidentiality; or (iv) is independently developed by Receiver; or (v) is required by law or regulation to be disclosed, or is released, in accordance with a valid court or governmental order, provided that, for the purposes of this clause (v), Receiver shall, at its own expense, provide Discloser, in the case of such order, with prompt notice thereof, including copies of subpoenas or orders requesting the Confidential Information, cooperate reasonably with Discloser in resisting the disclosure of the Confidential Information via a protective order or other appropriate legal action, minimize any such disclosure to the Confidential Information specifically required to be disclosed and not make disclosure until Discloser has had a reasonable opportunity to resist such disclosure, unless Receiver is ordered to do otherwise.

5.

COMPENSATION

5.1

As payment in full for the license granted hereunder, Licensee shall pay to Licensor a quarterly license fee as set forth in the table below ("License Fee").

Face Amount	License Fee
Up to $100 million	A quarterly payment of $16,250
More than $100 million and up to $500 million	A quarterly payment equal to the greater of (a) $16,250 and (b) the amount equal to 6 basis points of the Face Amount divided by four
More than $500 million and up to $1 billion	A quarterly payment equal to the greater of (A) $75,000 and (b) the amount equal to 5.5 basis points of the Face Amount divided by four
More than $1 billion and up to $2 billion	A quarterly payment equal to the greater of (a) $137,500 and (b) the amount equal to 5 basis points of the Face Amount divided by four
More than $2 billion	A quarterly payment equal to the greater of (a) $250,000 and (b) the amount equal to 4 basis points of the Face Amount divided by four

5.2

Subject to Section 5.1, Licensee shall pay the Licensee Fee to Licensor on a quarterly basis as follows: The minimum Quarterly Payment shall be $16,250, and such amount (or the prorated portion thereof applicable to the period from the date of issue of each issue of MACRO Securities by the Licensee or any of its Affiliates to the end of the Payment Quarter in which such date occurred) is due upon launch of the product on a national exchange or market system. The Licensing Fee shall be payable with respect to each Payment Quarter on the first business day of the next Payment Quarter for each outstanding issuance of MACRO Securities. Notwithstanding the foregoing, no Licensing Fee for an initial issuance of MACRO Securities shall be payable at the end of the first Payment Quarter following the date of that initial issuance. In the event that either (x) the Effective Date is not the first day of a Payment Quarter or (y) the Termination Date is not the last day of a Payment Quarter, then the payment for the relevant Payment Quarter shall be appropriately prorated (taking into account the actual number of days in the Payment Quarter). All License Fee payments shall be made by Licensee to Licensor by Licensee sending to Licensor: (a) the relevant Payment Report for each issuance of MACRO Securities together with the relevant Securities Report via electronic mail to esteuerer@nymex.com, with copies to dtowstik@nymex.com and jgonzales@nymex.com: and (b) payment of the appropriate Licensee Fee via wire payment of funds pursuant to the wire instructions set forth in Exhibit C, in United States dollars, subject to the reconciliation process described below, without setoff, deduction or counterclaim whatsoever. In December of each Payment Year, Licensee shall verify its calculations of the License Fees stated in the Payment Reports provided hereunder to Licensor, and in the event such License Fees have been miscalculated, any difference shall result in an adjustment, in the amount of such difference, to the License Fee for the last Payment Quarter of such Payment Year, Pursuant to Paragraph 5.6, Licensor shall have the right to review and audit the Payment Report and Licensee's calculation of the License Fee.

5.3

The License Fee, plus any taxes payable or reimbursable to Licensor hereunder, shall be remitted to Licensor in U.S. Dollars only, by electronic transfer of immediately available funds. Nothing herein shall be deemed to require Licensor to furnish any of the Market Data directly to Licensee, and Licensee warrants that, during the term of this Agreement, Licensee will be receiving, at its own expense, the Market Data through a market data vendor which has entered into an agreement with Licensor, regarding the furnishing of data and information of Licensor, including Market Data, to subscribers.

5.4

Licensee shall pay all sales, use, transfer, value added or other taxes, if any (excluding taxes imposed on the net income of Licensor), levied or imposed by reason of the transactions contemplated herein. All payments to be made by Licensee to Licensor under this Agreement shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any authority having power to tax unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, Licensee shall pay such additional amounts as may be necessary in order that the net amounts received by Licensor after such withholding or deduction shall equal the amount which would have been receivable in respect of this Agreement in the absence of such withholding or deduction.

5.5

Licensee agrees that late charges shall accrue at a rate of 1 1/2% per month (and be added to the License Fee payable hereunder) on any amounts due and unpaid to Licensor within thirty (30) days after the Payment Reporting Date on which such amounts became due, as provided for in Paragraph 5.2.

5.6

Licensor shall have the right once each calendar year, and at its expense, and upon reasonable advance notice to Licensee, to have an accountant audit, during normal business hours, at Licensee's designated place of business, the books and records of Licensee, which relate to the Face Amount (as defined in Paragraph 1.6), in order to verify (i) Licensee's calculations of the License Fee stated in the Payment Reports provided by Licensee to Licensor pursuant to this Agreement, and (ii) the elements used in such calculations. Licensee shall make all payments required to be made to eliminate any discrepancy revealed by any such audit. If as a result of any such audit of Licensee's books and records, it is shown that Licensee's payment made to Licensor hereunder was less than the amount which should have been paid by an amount equal to five (5) percent or more of the payment actually made for the Payment Year, Licensee shall also reimburse Licensor for the reasonable costs of such audit and pay to Licensor interest on the discrepancy at the prime commercial lending rate of Citibank, N.A., as publicly announced and in effect in the City of New York on the date of the report of such audit, from the date such discrepancy was due to the date of payment. Notwithstanding anything herein to the contrary, if as a result of any such audit of Licensee's books and records, it is shown that Licensee's payment made to Licensor hereunder was less than the amount which should have been paid by an amount equal to ten (10) percent or more of the payment actually made for the Payment Year, Licensor shall be entitled to terminate this Agreement upon thirty (30) days' written notice to Licensee unless Licensee pays the amount of such deficiency together with the interest accrued thereon through the date of payment within thirty (30) days of notice from NYMEX of the amount of the deficiency. In the event Licensor exercises its right to terminate this Agreement pursuant to the immediately preceding sentence in this Paragraph 5.6, Licensee shall remain liable for all amounts due to Licensor hereunder.

6.

WARRANTIES;  DISCLAIMER

6.1

Licensor and Licensee each warrant that it has the right and power to enter into this Agreement and that the terms of this Agreement are not inconsistent with any other contractual obligations or other legal obligations it may have.

6.2

LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE MARKET DATA OR ANY DATA USED TO CREATE IT. LICENSOR DOES NOT GUARANTEE THE UNINTERRUPTED OR UNDELAYED CREATION OR DISSEMINATION OF THE MARKET DATA OR ANY DATA USED IN CREATING IT. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MARKET DATA OR ANY DATA, USED TO CREATE IT, AND, FURTHER, EXPRESSLY DISCLAIMS ALL SUCH WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MARKET DATA OR ANY DATA USED IN CREATING IT.

7.

LIMITATIONS OF LIABILITY

IN NO EVENT SHALL NYMEX OR ITS SUBSIDIARY OR AFFILIATES, OR THEIR RESPECTIVE MEMBERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES OR AGENTS, HAVE ANY LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON OR ENTITY FOR ANY DAMAGES WHETHER SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL (INCLUDING LOST PROFITS), ARISING FROM THE USE OF, OR THE INABILITY TO USE THE MARKET DATA, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

8.

ALTERNATIVE LIMITATION OF LIABILITY

In the event that the disclaimer of warranties and limitations of liability set forth in Articles 6 and 7 above, respectively, are deemed invalid or ineffective by a court of competent jurisdiction, neither Licensor nor its subsidiary nor Licensor's Affiliates, nor their respective members, directors, managers, officers, employees or agents, shall be liable to Licensee or any other person or entity for any damage arising out of Licensee's or any Permitted Sublicensee's use of the Market Data in connection with the MACRO Securities, any interruption or delay by Licensor in the creation or dissemination of the Market Data, or any inability of Licensee or any Permitted Sublicensee to use any of the Market Data, beyond the actual amount of the damage suffered by the Licensee (even if Licensor is found liable by any court).

9.

DISCLAIMER

Licensee shall ensure that there is a disclaimer substantially in the form set forth below, which shall be stated conspicuously in the Prospectus (including any supplement thereto), on any website maintained by a trustee, calculation agent, administrative agent or other service provider on behalf of the trust or trusts which issue MACRO Securities (the address for which website shall be disclosed in the related Prospectus), and in all offering, marketing, and promotional materials used or furnished by Licensee in connection with the MACRO Securities.

"NEW YORK MERCANTILE EXCHANGE, INC. (i) DOES NOT IN ANY WAY PARTICIPATE IN THE OFFERING, SALE, OR ADMINISTRATION OF THE SECURITIES, OR ANY PAYMENTS TO BE MADE ON ANY OF THE SECURITIES, (ii) DOES NOT IN ANY WAY ENSURE THE ACCURACY OF ANY OF THE STATEMENTS MADE IN [THE] [OR THIS] PROSPECTUS [OR ANY PROSPECTUS SUPPLEMENT] [OR THIS DOCUMENT], (iii) IS NOT LIABLE FOR ANY ERROR OR OMISSION IN ANY SETTLEMENT PRICE USED IN CONNECTION WITH THE SECURITIES, AND (iv) IS NOT IN ANY WAY AN OFFEROR OF THE SECURITIES."

10.

INDEMNIFICATION

10.1

Licensee shall defend, indemnify and hold Licensor, its Affiliates and subsidiary, and their respective members, directors, managers, officers, employees and agents, (collectively, "Licensor Indemnitees") harmless from and against any and all liability, losses, claims, damages, settlements, judgments, costs and expenses, including, but not limited to, reasonable attorneys' fees, which Licensor Indemnitees may suffer as a result of any claim by any person arising from (a) the issuing, offering for sale, marketing, promotion, sale, or redemption of any of the MACRO Securities or any payment on any of the MACRO Securities, (b) Licensee's use of, or inability to use, the Market Data, or (c) Licensee's use of any of the Marks as licensed herein (other than a claim against Licensee of the type as to which Licensor indemnifies Licensee hereunder), provided that Licensee is promptly notified in writing of any such claim. Licensee shall not have the exclusive right to control the defense of such claim. In no event shall Licensee settle or compromise any claim described above without Licensor's prior written approval. Licensor shall have the right, at its own cost and expense, to assist in the defense of any such claim and to be represented by counsel of its choice.

10.2

Licensor shall defend, indemnify and hold Licensee, Permitted Sublicensees, and Licensee's members, directors, managers, officers, employees and agents, (collectively, "Licensee Indemnitees") harmless from and against any and all liability, losses, claims, damages, settlements, judgments, costs and expenses, including, but not limited to, reasonable attorneys' fees, which Licensee Indemnitees may suffer as a result of any claim by any person that the Market Data or Licensee's use of the Marks infringe or violate the patent, copyright, license, trade secret, trademark or other intellectual property rights of such person, provided that Licensee's use of the Market Data and Marks are in accordance with the terms of this Agreement and any such claim of infringement or violation of trademark rights is brought in a jurisdiction in which Licensor owns registrations for the Marks, (ii) Licensor is promptly notified in writing of any such claim, and (iii) Licensor shall have the exclusive right to control the defense of such claim. Licensee shall have the right, at its own cost and expense, to assist in the defense of any such claim and to be represented by counsel of its choice. Licensor's indemnification as set forth herein shall not extend to any claim by Licensor that Licensee's use of the Market Data or the Marks infringes any intellectual property right of Licensor not expressly licensed to Licensee herein.

11.

TERM AND TERMINATION

11.1

This Agreement shall become effective as of the Effective Date, and shall remain in effect for an initial term through the Termination Date, unless earlier terminated as provided in Paragraphs 5.6 or 11.3.

11.2

At the end of the initial term and any extended term thereafter, the Agreement shall be automatically renewed for an additional one year term, unless either Licensor or Licensee gives notice to the other in writing, no later than 180 days prior to the end of the then existing term, that the party giving notice is exercising its option to terminate the Agreement effective the last day of the then existing term. In the event such notice is given in accordance with the immediately preceding sentence in this Paragraph 11.2, this Agreement shall terminate on the last day of the term during which such notice was given.

11.3

Notwithstanding anything herein to the contrary, this Agreement may be terminated immediately in the event of a breach by either party of any material term hereof, which breach remains uncured thirty (30) days after delivery of notice to such party thereof.

11.4

Upon termination of this Agreement, Licensee shall cease all use of the Market Data hereunder and Marks licensed hereunder and immediately pay to Licensor all amounts due and owing to Licensor hereunder up to and including the date of termination. After termination of this Agreement, except where this Agreement is terminated pursuant to Paragraph 11.3 herein for Licensee's uncured breach of any material term of this Agreement, Licensee may continue to use the Market Data and Marks solely in connection with any MACRO Securities that have been issued prior to such termination, for so long as such MACRO Securities remain outstanding, but such continued use is subject to all terms and conditions on use of the Market Data and Marks herein and all obligations of Licensee hereunder, including its obligations to pay license fees to NYMEX pursuant to Article 5. Except as expressly set forth in this Paragraph 11.4 and in Article 21 herein, upon termination, this Agreement shall be of no further force and effect.

12.

NOTICES

All notices or communications to be given under this Agreement shall be in writing, in the English language only, and delivered either by (a) hand with written confirmation of receipt required, (b) internationally recognized overnight courier (e.g., Federal Express, UPS or DHL) providing written confirmation of delivery, or (c) registered or certified mail, return receipt requested, postage prepaid, to the parties hereto at their respective addresses set forth below, or at such other address as either party may from time to time designate by prior written notice to the other. All notices will be deemed given when delivered personally, if mailed by registered or certified mail, five (5) days from the date of mailing, or if delivered by overnight courier, 72 hours after being delivered to such overnight courier.

If to Licensor:

New York Mercantile Exchange, Inc.

One North End Avenue, World Financial Center

New York, NY 10282

Attention: General Counsel

If to Licensee:

MacroMarkets LLC

130 Seventh Avenue, Suite 113

New York, NY 10011

13.

ASSIGNMENT; SUBLICENSE

Neither party shall make or suffer any transfer, assignment, license, sublicense, or other disposition of any right or interest under this Agreement without the prior written consent of the other party, and any purported transfer, assignment, license, sublicense or other disposition without the other party's prior written consent shall be null and void and of no effect. Notwithstanding the foregoing, (a) Licensor shall be entitled to assign its rights and obligations hereunder to any successor in interest to all or substantially all of its business or assets, and (b) Licensee shall be entitled to sublicense the use of the Market Data and the Marks for the purposes permitted herein to any of the following (hereinafter, collectively, the "Permitted Sublicenses"): Licensee's wholly-owned subsidiaries or Affiliates, and Claymore Securities Inc. which are or will be involved in the issuance or offering of MACRO Securities, and each of the trusts created for the purpose of issuing the MACRO Securities, subject to the same conditions herein as apply to Licensee's use of the Market Data and Marks and to Licensor's approval in advance of the subsidiary or Affiliate which Licensee intends to be a sublicensee, which approval shall not be unreasonably withheld, and provided that Licensee shall ensure that each of the Permitted Sublicensees agrees in advance in writing to be bound by the obligations herein of Licensee as if each of the Permitted Sublicensees was the Licensee and such signed writing is promptly furnished to Licensor.

14.

AMENDMENTS

This Agreement may not be modified, altered, amended, changed, waived, or superseded except by agreement in writing signed by the parties hereto.

15.

WAIVERS

No provision of this Agreement may be waived except by a written instrument signed by the party charged with the waiver. Neither the delay nor failure of either party in exercising any right with the respect to any breach or default by the other party under any provision of this Agreement, nor the partial or single exercise thereof, shall be deemed to constitute a waiver of such right with respect to any other breach or default by such other party under that or any other provision of this Agreement. Furthermore, no breach, default or threatened breach or default under any provision of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement. Nothing in this Article shall be construed to (a) limit the rights of Licensor to terminate this Agreement pursuant to Article 11, or otherwise under the law, including but not limited to terminating for uncured breach hereof by Licensee, or (b) impose any obligation on Licensor, or require the performance of any obligation herein by Licensor, following termination of this Agreement.

16.

GOVERNING LAW

This Agreement is made in, and shall be governed by and construed in accordance with the laws of the State of New York. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in the County of New York, State of New York for the purpose of any action or proceeding brought by either of them in connection with this Agreement or any alleged breach thereof. Each party hereby consents and agrees to the exercise of personal jurisdiction over such party by any such court in the County and State of New York in any action or proceeding brought by the other party against such party in connection with this Agreement or any alleged breach thereof. Each party hereby waives any objection to venue for any such action or proceeding in any such court in the County and State of New York. Each party hereby agrees that the other party may make effective service of the summons and complaint in any such action or proceeding on such party by use of an internationally recognized courier (e.g., Federal Express, UPS, or DHL), or registered or certified mail, return receipt requested, postage prepaid, addressed to such party and to the attention of the individual as identified in Article 12 of this Agreement.

17.

SEVERABILITY

The invalidity or unenforceability of any term or provision of this Agreement shall in no way affect the remaining terms and provisions hereof, and such invalid or unenforceable provision shall be replaced by a mutually acceptable provision of like economic intent and effect.

18.

BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the parties, and their respective permitted successors and assigns.

19.

CONSTRUCTION

Whenever the word "person" or "persons" is used in this Agreement, it shall be deemed to include but is not limited to a natural person, firm, partnership, corporation, proprietorship, limited liability company, association or any other organization. Article titles in no way limit or modify the contents of their respective articles or paragraphs and are for reference purposes only. As used herein, the singular of any term includes the plural and the plural means the singular, whenever the context so requires.

20.

ENTIRE AGREEMENT

This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes all previous negotiations, representations and agreements, if any, with respect thereto between the parties.

21.

SURVIVAL

Notwithstanding anything to the contrary contained in this Agreement, (a) Articles 1, 3, 4, 6, 7, 8, 10, 12 and 15 through 21 hereof, (b) Paragraph 11.4 hereof, and (c) Licensee's obligation to pay Licensor all amounts due hereunder shall survive termination of this Agreement. In the event of Licensee's continued use of the Market Data and Marks under Paragraph 11.4 herein, such continued use is subject to all terms and conditions on use of the Market Data and Marks herein and all obligations of Licensee hereunder, including its obligations to pay license fees to NYMEX pursuant to Article 5.

22.

COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first set forth above.

NEW YORK MERCANTILE EXCHANGE, INC.

By:	/s/ James Newsome
James Newsome
President

MACRO MARKETS LLC

By:
Samuel Masucci, III
President

24

22.

COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first set forth above.

NEW YORK MERCANTILE EXCHANGE, INC.

By:
James Newsome
President

MACRO MARKETS LLC

By:	/s/ Samuel Masucci, III
Samuel Masucci, III
President

EXHIBIT A

MODEL PAYMENT REPORT

Date:

Vice President, Accounting Operations

New York Mercantile Exchange, Inc.

One North End Avenue World Financial Center

14th Floor

New York, NY 10282

Re: License Fee Due From MacroMarkets LLC Covering

the Quarter Beginning ____________________  to ____________________

Reference is made to the license agreement between New York Mercantile Exchange, Inc. ("NYMEX") and MACROMarkets LLC ("MACROMarkets"), dated as of [     ] (the "Licensing Agreement"). Pursuant to section 1.17 of the Licensing Agreement MacroMarkets is hereby delivering this Report setting forth the relevant variables for calculating the License Fee and the amount due as the License Fee.

The Payment Report for the above quarter is as follows:

Name of Trust/ Trust's Benchmark	A. Number of Price Determination Days in Payment Quarter	B. The Sum of the Aggregate NAVs on Each Price Determination Date During the Payment Quarter	C. Face Amount (Column B divided by Column A)
1.
2.
3.

The quarterly aggregated Face Amounts of the Trusts = $__________.

Based on the quarterly aggregated Face Amount set forth above, the License Fee for the above-referenced quarter is $__________.

Sincerely,

MACROMarkets LLC

By: _________________

Name:

Title:

521794-2

Exhibit B

Viewing and Usage Agreement

NEW YORK MERCANTILE EXCHANGE, INC. ("NYMEX") PERMITS ACCESS TO VIEWING, ON THE WEBSITE OF MACROMARKETS LLC ("MACRO"), NYMEX MARKET DATA (AS DEFINED BELOW) ONLY IF YOU, VIEWER, AGREE TO THE BELOW TERMS IN THE MANNER REQUIRED BELOW. THIS PAGE MAY BE PRINTED SO THAT YOU CAN RETAIN A HARD COPY OF IT.

1.

"NYMEX Market Data" means herein the current business day's settlement price(s) for the light sweet crude oil [and, if Licensee is offering MACRO Securities (as defined in paragraph 1.11 of the License Agreement between MacroMarkets LLC and New York Mercantile Exchange, Inc.) linked to unleaded gasoline, heating oil, or natural gas, reference is to be made such commodity] futures contracts traded on NYMEX for delivery in the next month and/or the month immediately thereafter and all information and data derived from the foregoing that convey information substantially equivalent to NYMEX Market Data.

2.

Viewer agrees that NYMEX has exclusive and valuable property rights in and to NYMEX Market Data, that it constitutes valuable confidential information, trade secrets, and/or proprietary rights of NYMEX, not within the public domain, and that, but for this Agreement, the viewer would have no rights or access to NYMEX Market Data.

3.

Viewer agrees not to use, disseminate, or copy any of the NYMEX Market Data other than as expressly permitted in this Agreement. Viewer may use NYMEX Market Data only for viewer's (a) trading, for viewer's own account or the account of viewer's customers, of commodity futures contracts, options on commodity futures contracts, similar instruments, or the Claymore MACROshares Oil Up or Down Tradeable shares [and, if applicable, the names of other issued MACRO Securities (as defined in paragraph 1.11 of the License Agreement between MacroMarkets LLC and New York Mercantile Exchange, Inc.)] (the "Securities"), or (b) evaluating, for viewer's own internal business decisions or advice to viewer's customers, the movements or trends in markets for any of the foregoing, subject to the limitations set forth below. Viewer also agrees that he or she will not communicate, or permit to be communicated, NYMEX Market Data to any other person, except that viewer may, in the regular course of business, occasionally furnish, to each of viewer's customers, in a quantity restricted to that necessary to enable viewer to conduct viewer's business, a de minimis number of segments of NYMEX Market Data by telephonic communications not entailing the use of computerized voice synthesization or any other technology and must be strictly related to the trading activity of viewer (a) on his or her own behalf or (b) on behalf of his or her customers.

4.

DISCLAIMER OF WARRANTIES. VIEWER AGREES THAT NYMEX MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO NYMEX MARKET DATA, OR THE TRANSMISSION, TIMELINESS, ACCURACY OR COMPLETENESS THEREOF, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR ANY WARRANTIES OF MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM ANY COURSE OF DEALING OR USAGE OF TRADE.

5.

Viewer agrees that neither NYMEX nor any of its affiliates, nor any of their respective members, directors, officers, employees or agents, guarantees the sequence, accuracy or completeness of NYMEX Market Data, nor shall any of them be liable to viewer, any other individual, or any entity for any delays, inaccuracies, errors or omissions in NYMEX Market Data, or in the transmission thereof, or for any other damages arising in connection with viewer's receipt or use of NYMEX Market Data.

TO CONFIRM THE VIEWER'S AGREEMENT TO THE ABOVE TERMS, VIEWER MUST SELECT THE 'I AGREE' OPTION BELOW.

¡       I agree

¡       I disagree

EXHIBIT C

WIRE PAYMENT INSTRUCTIONS

Wire To:	JP Morgan Chase Bank
ABA Routing #:	021-000021
Account Number:	066-016010
For Credit to:	The New York Mercantile Exchange, Inc. General Account
Note:	Sender should include a key word as a description, or an invoice number, or "To the Attn. of Accounting Department - 14th Floor"